Exhibit 99.1

Air Lease Corporation Announces Fourth Quarter & Fiscal Year 2020 Results

Los Angeles, California, February 22, 2021 — Air Lease Corporation (ALC) (NYSE: AL) announces financial results for the three months and year ended December 31, 2020.

“2020 concludes the toughest year in the history of the global airline industry. While ALC has been impacted, our fourth quarter and full-year 2020 financial results speak to both the durability of our business model and the strength of our team. We expect the difficult environment to continue for most of 2021, but have confidence in airline industry improvement in parallel with global pandemic recovery. We are seeing increased aircraft sales and trading interest, good momentum expanding our management business, and continued placements from our orderbook,” said John L. Plueger, Chief Executive Officer and President.

“The resilience of the airline industry never ceases to impress me. A number of our lessees have raised substantial capital or received government aid – but now more than ever, we believe many of them appreciate ALC’s financial strength and experience to help them utilize capital more efficiently with our young and fuel-efficient aircraft for their recovery and long-term sustainability. Global air travel has proven to be very robust over history, and we are confident in its future,” said Steven F. Udvar-Házy, Executive Chairman of the Board.

Fourth Quarter and Fiscal Year 2020 Results

The following table summarizes our operating results for the three and twelve months ended December 31, 2020 and 2019 (in millions, except per share amounts and percentages):

Operating Results

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2020	2019	$ change	% change	2020	2019	$ change	% change
Revenues	$489	$549	$(60)	(10.9)%	$2,015	$2,017	$(2)	(0.1)%
Income before taxes	138	206	(68)	(33.0)%	647	736	(89)	(12.1)%
Net income available to common stockholders	107	161	(54)	(33.5)%	501	575	(74)	(12.9)%
Adjusted net income before income taxes(1)	148	219	(71)	(32.4)%	692	781	(89)	(11.4)%
Diluted earnings per share	$0.94	$1.42	$(0.48)	(33.8)%	$4.39	$5.09	$(0.70)	(13.8)%
Adjusted diluted earnings per share before income taxes(1)	$1.30	$1.92	$(0.62)	(32.3)%	$6.07	$6.91	$(0.84)	(12.2)%

Key Financial Ratios

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Pre-tax profit margin	28.2%	37.6%	32.1%	36.5%
Adjusted pre-tax profit margin(1)	30.3%	39.9%	34.3%	38.7%
Pre-tax return on common equity (trailing twelve months)	11.3%	14.2%	11.3%	14.2%
Adjusted pre-tax return on common equity(1) (trailing twelve months)	12.4%	15.4%	12.4%	15.4%

(1)	Adjusted net income before income taxes, adjusted diluted earnings per share before income taxes, adjusted pre-tax profit margin and adjusted pre-tax return on common equity have been adjusted to exclude the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items. See note 1 under the Consolidated Statements of Income included in this earnings release for a discussion of the non-GAAP measures and a reconciliation to their most comparable GAAP financial measures.

Fourth Quarter and Fiscal Year 2020 Highlights

●	Took delivery of 10 aircraft from our orderbook and purchased 14 aircraft from the secondary market during the fourth quarter 2020, representing $1.1 billion in aircraft investments. As of December 31, 2020, we owned 332 aircraft in our operating lease portfolio, with a net book value of $20.4 billion, a weighted average age of 4.1 years and a weighted average lease term remaining of 6.9 years.
●	Placed 92% of our contracted orderbook positions on long-term leases for aircraft delivering through the end of 2022 and 73% through the end of 2023.
●	Ended the year with $26.8 billion in committed minimum future rental payments consisting of $13.6 billion in contracted minimum rental payments on the aircraft in our existing fleet and $13.2 billion in minimum future rental payments related to aircraft on order.
●	Issued $4.5 billion of senior unsecured medium-term notes in 2020 with a weighted average interest rate of 2.93% and ended the year with total liquidity of $7.7 billion.
●	In January 2021, issued $750 million of senior unsecured medium-term notes due 2024 bearing an interest at a fixed rate of 0.7%, which represents ALC's lowest interest rate on any of its senior unsecured medium-term notes.
●	Declared a quarterly cash dividend of $0.16 per share on our outstanding common stock for the fourth quarter of 2020. The dividend will be paid on April 7, 2021 to holders of record of our common stock as of March 19, 2021.

Financial Overview

Our total revenues for the year ended December 31, 2020 decreased by 0.1% to $2.0 billion as compared to 2019. Despite the continued growth of our fleet, our revenues decreased due to a reduction in our aircraft sales, trading and other activity. Additionally, we were not able to recognize $49.4 million of rental revenue because collection was not reasonably assured for certain of our leases. Finally, we entered into lease restructurings, which typically included lease extensions, resulting in a decrease of approximately $49.2 million in revenue. Our net income available to common stockholders for the year ended December 31, 2020 was $500.9 million compared to $575.2 million in 2019. Our diluted earnings per share for the full year 2020 was $4.39 compared to $5.09 for the full year 2019. The decrease in net income available to common stockholders in 2020 as compared to 2019 was primarily due to the decrease in revenues as discussed above and an increase in depreciation and interest expense from the growth of our fleet and due to our increased liquidity position, partially offset by a decrease in selling, general and administrative expenses.

Impact of COVID-19

The global pandemic resulting from COVID-19 has had an unprecedented impact and disrupted the operations of our lessees, aircraft manufacturers and suppliers. In response to the COVID-19 pandemic, governments around the world implemented numerous measures to try to contain the virus, including travel restrictions. It is unclear how long and to what extent these measures will remain in place and they may remain in place in some form for an extended period of time. The impact of the COVID-19 pandemic to our business includes, among other things, the following:

●	As of February 22, 2021, most of our lessees have requested some form of accommodation. We evaluate such requests on a case-by-case basis and have agreed to accommodations with approximately 61% of our lessees. Generally, these accommodations have been in the form of partial lease deferrals for payments due during 2020, typically with a short-term repayment period. The majority of the deferrals are to be repaid within 12 months from the date the deferrals were granted, and in many cases, include lease extensions. As of February 22, 2021, our total deferrals, net of repayments, was $144.3 million. To date, we have agreed to defer $240.4 million in lease payments, of which $96.1 million or 40% of the total deferrals have been repaid. These lease deferrals have negatively impacted our cash flow provided by operating activities but our net deferrals only represented approximately 1.9% of our total available liquidity as of December 31, 2020. While the majority of the accommodations are in the form of lease deferrals, we have also entered into some lease restructurings, which typically included lease extensions, resulting in a decrease of approximately $49.2 million in revenue for the year ended December 31, 2020.
●	Our collection rate(1) for both the three and twelve months ended December 31, 2020 was 88%. We expect that our collection rate will remain under pressure because of the impact of COVID-19. Because collection was not reasonably assured with certain lessees, we did not recognize rental revenue of approximately $21.2 million and $49.4 million for the quarter and year ended December 31, 2020, respectively. Aircraft on lease with these lessees represented approximately 7.8% of our fleet by net book value as of December 31, 2020.
●	Our Lease Utilization Rate(2) for the three months ended December 31, 2020 and September 30, 2020 was 99.8% and 99.6%, respectively.

——————————————————————

(1)	Collection rate is defined as the sum of cash collected from lease rentals and maintenance reserves, and includes cash recovered from outstanding receivables from previous periods, as a percentage of the total contracted receivables due for the period. The collection rate is calculated after giving effect to lease deferral arrangements made as of December 31, 2021. We define liquidity as unrestricted cash plus the available borrowing capacity under our unsecured committed revolving credit facility.
(2)	The Lease Utilization Rate is calculated based on the number of days each aircraft was subject to a lease or letter of intent during the period, weighted by the net book value of the aircraft.

●	While we have planned our capital expenditures for 2021 and beyond based on currently expected delivery schedules, given the current industry circumstances, our aircraft delivery schedule could continue to be subject to material changes. In any case, our capital expenditures will be significantly less than what we planned prior to the pandemic, which will slow our revenue growth, but will further improve our strong liquidity position. Similar to 2020, we also anticipate reduced sales activity in 2021 compared to previous years, as a result of these delivery delays.
●	Some transitions of the Company’s aircraft from one lessee to another lessee have been delayed. As a result of travel restrictions and other impacts from COVID-19, we expect some challenges when transitioning, acquiring or selling aircraft.
●	COVID-19 has caused disruption in the financial markets. However, during the COVID-19 pandemic, we have maintained a significant liquidity position of $7.7 billion and have raised $3.8 billion in aggregate principal Medium-Term Notes with a weighted average interest rate of 2.6%.

Given the dynamic nature of this situation, we cannot reasonably estimate the continued impacts of COVID-19 on our business, results of operations and financial condition for the foreseeable future.

Flight Equipment Portfolio

Our owned fleet grew by 9.0% to a net book value of $20.4 billion as of December 31, 2020 compared to $18.7 billion as of December 31, 2019. As of December 31, 2020, our fleet was comprised of 332 owned aircraft in our operating lease portfolio, with a weighted-average age and remaining lease term of 4.1 years and 6.9 years, respectively, and 81 managed aircraft. We have a globally diversified customer base of 112 airlines in 60 countries.

During the quarter ended December 31, 2020, we took delivery of 10 new aircraft and purchased 14 aircraft from the secondary market.

The following table summarizes the key portfolio metrics of our fleet as of December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Aggregate fleet net book value	$20.4 billion	$18.7 billion
Weighted-average fleet age(1)	4.1 years	3.5 years
Weighted-average remaining lease term(1)	6.9 years	7.2 years

Owned fleet(2)	332	292
Managed fleet(2)	81	83
Aircraft on order	361	413
Aircraft purchase options(3)	25	70
Total	799	858

Current fleet contracted rentals	$13.6 billion	$14.1 billion
Committed fleet rentals	$13.2 billion	$15.0 billion
Total committed rentals	$26.8 billion	$29.1 billion

(1)	Weighted-average fleet age and remaining lease term calculated based on net book value of our operating lease portfolio.
(2)	As of December 31, 2020, we did not have any aircraft classified as flight equipment held for sale. As of December 31, 2019, we had eight aircraft classified as flight equipment held for sale which are included in Other assets on the Consolidated Balance Sheets. All of these aircraft are excluded from the owned fleet count and included in our managed fleet count.
(3)	As of December 31, 2020, we had options to acquire up to 25 Airbus A220 aircraft. As of December 31, 2019, we had options to acquire up to 45 Boeing 737-8 MAX aircraft and up to 25 Airbus A220 aircraft.

The following table details the region concentration of our flight equipment subject to operating leases:

	December 31, 2020	December 31, 2019
Region	% of Net Book Value	% of Net Book Value
Europe	31.4%	29.0%
Asia (excluding China)	27.1%	26.7%
China	13.5%	15.7%
The Middle East and Africa	11.6%	12.0%
U.S. and Canada	6.4%	5.3%
Central America, South America, and Mexico	5.3%	6.0%
Pacific, Australia, and New Zealand	4.7%	5.3%
Total	100.0%	100.0%

The following table details the composition of our flight equipment subject to operating leases by aircraft type:

	December 31, 2020		December 31, 2019
Aircraft type	Number of Aircraft	% of Total	Number of Aircraft	% of Total
Airbus A319-100	1	0.3%	1	0.3%
Airbus A320-200	31	9.4%	21	7.2%
Airbus A320-200neo	19	5.7%	13	4.5%
Airbus A321-200	28	8.4%	28	9.6%
Airbus A321-200neo	49	14.8%	35	12.0%
Airbus A330-200	13	3.9%	12	4.1%
Airbus A330-300	8	2.4%	7	2.4%
Airbus A330-900neo	8	2.4%	7	2.4%
Airbus A350-900	11	3.3%	10	3.4%
Airbus A350-1000	2	0.6%	—	—%
Boeing 737-700	4	1.2%	4	1.4%
Boeing 737-800	88	26.5%	85	29.1%
Boeing 737-8 MAX	15	4.5%	15	5.1%
Boeing 767-300ER	—	—%	1	0.3%
Boeing 777-200ER	1	0.3%	1	0.3%
Boeing 777-300ER	24	7.2%	24	8.2%
Boeing 787-9	23	7.0%	23	8.0%
Boeing 787-10	6	1.8%	4	1.4%
Embraer E190	1	0.3%	1	0.3%
Total	332	100.0%	292	100.0%

Debt Financing Activities

We ended the fourth quarter of 2020 with total debt financing, net of discounts and issuance costs, of $16.5 billion, resulting in a debt to equity ratio of 2.72:1.

Our debt financing was comprised of unsecured debt of $16.4 billion and such unsecured debt represented 98.2% of our debt portfolio as of December 31, 2020 as compared to 96.6% as of December 31, 2019. Our fixed rate debt represented 93.0% of our debt portfolio as of December 31, 2020 as compared to 88.4% as of December 31, 2019. Our composite cost of funds decreased to 3.13% as of December 31, 2020 as compared to 3.34% as of December 31, 2019.

In the fourth quarter of 2020, the Company issued $1.5 billion in senior unsecured Medium Term Notes which includes (i) $750.0 million due 2026 bearing interest at a fixed rate of 2.875% and (ii) $750.0 million due 2030 bearing interest at a fixed rate of 3.125%.

Our debt financing was comprised of the following at December 31, 2020 and 2019 (in thousands, except percentages):

	December 31, 2020	December 31, 2019
Unsecured
Senior notes	$15,583,544	$12,357,811
Term financings	811,550	883,050
Revolving credit facility	—	20,000
Total unsecured debt financing	16,395,094	13,260,861
Secured
Term financings	276,032	428,824
Export credit financing	24,955	31,610
Total secured debt financing	300,987	460,434

Total debt financing	16,696,081	13,721,295
Less: Debt discounts and issuance costs	(177,743)	(142,429)
Debt financing, net of discounts and issuance costs	$16,518,338	$13,578,866
Selected interest rates and ratios:
Composite interest rate(1)	3.13%	3.34%
Composite interest rate on fixed rate debt(1)	3.26%	3.39%
Percentage of total debt at fixed rate	93.02%	88.40%

(1)	This rate does not include the effect of upfront fees, facility fees, undrawn fees or amortization of debt discounts and issuance costs.

Conference Call

In connection with this earnings release, Air Lease Corporation will host a conference call on February 22, 2021 at 4:30 PM Eastern Time to discuss the Company's financial results for the fourth quarter and year end 2020.

Investors can participate in the conference call by dialing (855) 308-8321 domestic or (330) 863-3465 international. The passcode for the call is 7382239.

The conference call will also be broadcast live through a link on the Investor Relations page of the Air Lease Corporation website at www.airleasecorp.com. Please visit the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the broadcast will be available on the Investor Relations page of the Air Lease Corporation website.

For your convenience, the conference call can be replayed in its entirety beginning at 7:30 PM ET on February 22, 2021 until 7:30 PM ET on March 1, 2021. If you wish to listen to the replay of this conference call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 7382239.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. ALC routinely posts information that may be important to investors in the “Investors” section of ALC’s website at www.airleasecorp.com. Investors and potential investors are encouraged to consult the ALC website regularly for important information about ALC. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Contact

Investors:
Mary Liz DePalma
Vice President, Investor Relations
Email: investors@airleasecorp.com

Jason Arnold
Assistant Vice President, Finance
Email: investors@airleasecorp.com

Media:
Laura Woeste
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com

Ashley Arnold
Manager, Media and Investor Relations
Email: press@airleasecorp.com

Forward-Looking Statements

Statements in this press release that are not historical facts are hereby identified as “forward-looking statements,” including any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed in such statements, including as a result of the following factors, among others:

●	the extent to which the coronavirus (“COVID-19”) pandemic and measures taken to contain its spread ultimately impact our business, results of operation and financial condition;
●	our inability to obtain additional financing on favorable terms, if required, to complete the acquisition of sufficient aircraft as currently contemplated or to fund the operations and growth of our business;
●	our inability to obtain refinancing prior to the time our debt matures;
●	our inability to make acquisitions of, or lease, aircraft on favorable terms;
●	our inability to sell aircraft on favorable terms or to predict the timing of such sales;
●	impaired financial condition and liquidity of our lessees;
●	changes in overall demand for commercial aircraft leasing and aircraft management services;
●	deterioration of economic conditions in the commercial aviation industry generally;
●	potential natural disasters and terrorist attacks and the amount of our insurance coverage, if any, relating thereto;
●	increased maintenance, operating or other expenses or changes in the timing thereof;
●	changes in the regulatory environment, including tariffs and other restrictions on trade;
●	our inability to effectively oversee our managed fleet;
●	the failure of any manufacturer to meet its contractual aircraft delivery obligations to us, including or as a result of technical or other difficulties with aircraft before or after delivery, resulting in our inability to deliver the aircraft to our lessees;
●	other factors affecting our business or the business of our lessees and aircraft manufacturers or their suppliers that are beyond our or their control, including natural disasters, pandemics (such as COVID-19) and measures taken to contain its spread, and governmental actions; and
●	the factors discussed under “Part I – Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other SEC filings, including future SEC filings.

The factors noted above and the risks included in our other SEC filings may be increased or intensified as a result of the COVID-19 pandemic, including as a result of the recent resurgence of the COVID-19 virus and any future resurgences of the virus. The extent to which the COVID-19 pandemic ultimately impacts our business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. You are therefore cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

###

Air Lease Corporation and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	December 31, 2020	December 31, 2019
	(in thousands, except share and par value amounts)
Assets
Cash and cash equivalents	$1,734,155	$317,488
Restricted cash	23,612	20,573
Flight equipment subject to operating leases	23,729,742	21,286,154
Less accumulated depreciation	(3,349,392)	(2,581,817)
	20,380,350	18,704,337
Deposits on flight equipment purchases	1,800,119	1,564,188
Other assets	1,276,939	1,102,569
Total assets	$25,215,175	$21,709,155
Liabilities and Shareholders’ Equity
Accrued interest and other payables	$492,473	$516,497
Debt financing, net of discounts and issuance costs	16,518,338	13,578,866
Security deposits and maintenance reserves on flight equipment leases	1,072,704	1,097,061
Rentals received in advance	142,915	143,692
Deferred tax liability	916,404	749,495
Total liabilities	$19,142,834	$16,085,611
Shareholders’ Equity
Preferred Stock, $0.01 par value; 50,000,000 shares authorized; 10,000,000 shares of 6.150% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A (aggregate liquidation preference of 250,000,000) issued and outstanding at December 31, 2020 and December 31, 2019, respectively	100	100
Class A common stock, $0.01 par value; 500,000,000 shares authorized; 113,852,896 and 113,350,267 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	1,139	1,134
Class B Non-Voting common stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	—	—
Paid-in capital	2,793,178	2,777,601
Retained earnings	3,277,599	2,846,106
Accumulated other comprehensive income/(loss)	325	(1,397)
Total shareholders’ equity	$6,072,341	$5,623,544
Total liabilities and shareholders’ equity	$25,215,175	$21,709,155

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Revenues
Rental of flight equipment	$483,621	$504,391	$1,946,620	$1,916,869
Aircraft sales, trading and other	5,481	44,165	68,819	100,035
Total revenues	489,102	548,556	2,015,439	2,016,904

Expenses
Interest	113,980	106,639	431,733	397,320
Amortization of debt discounts and issuance costs	11,365	10,361	43,025	36,691
Interest expense	125,345	117,000	474,758	434,011

Depreciation of flight equipment	202,722	187,862	780,691	702,810
Selling, general and administrative	20,542	31,465	95,684	123,653
Stock-based compensation	2,672	5,812	17,628	20,745
Total expenses	351,281	342,139	1,368,761	1,281,219

Income before taxes	137,821	206,417	646,678	735,685
Income tax expense	(26,728)	(41,482)	(130,414)	(148,564)
Net income	$111,093	$164,935	$516,264	$587,121
Preferred stock dividends	(3,844)	(3,843)	(15,375)	(11,958)
Net income available to common stockholders	$107,249	$161,092	$500,889	$575,163

Net income per share of common stock:
Basic	$0.94	$1.43	$4.41	$5.14
Diluted	$0.94	$1.42	$4.39	$5.09
Weighted-average shares of common stock outstanding
Basic	113,795,564	113,033,348	113,684,782	111,895,433
Diluted	114,105,700	113,728,058	114,014,021	113,086,323

Other financial data
Pre-tax profit margin	28.2%	37.6%	32.1%	36.5%
Adjusted net income before income taxes(1)	$148,014	$218,747	$691,956	$781,163
Adjusted pre-tax profit margin(1)	30.3%	39.9%	34.3%	38.7%
Adjusted diluted earnings per share before income taxes(1)	$1.30	$1.92	$6.07	$6.91
Pre-tax return on common equity (trailing twelve months)	11.3%	14.2%	11.3%	14.2%
Adjusted pre-tax return on common equity (trailing twelve months)(1)	12.4%	15.4%	12.4%	15.4%

(1)	Adjusted net income before income taxes (defined as net income available to common stockholders excluding the effects of certain non-cash items, one-time or non-recurring items, that are not expected to continue in the future and certain other items), adjusted pre-tax profit margin (defined as adjusted net income before income taxes divided by total revenues), adjusted diluted earnings per share before income taxes (defined as adjusted net income before income taxes plus assumed conversions divided by the weighted average diluted common shares outstanding) and adjusted pre-tax return on common equity (defined as adjusted net income before income taxes divided by average common shareholders’ equity) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income available to common stockholders, pre-tax profit margin, earnings per share, diluted earnings per share and pre-tax return on common equity, or any other performance measures derived in accordance with GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity do not reflect our cash expenditures or changes in our cash requirements for our working capital needs. In addition, our calculation of adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on common equity may differ from the adjusted net income before income taxes, adjusted pre-tax profit margin, adjusted diluted earnings per share before income taxes

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts and percentages)

and adjusted pre-tax return on common equity, or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin (in thousands, except percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted net income before income taxes and adjusted pre-tax profit margin:
Net income available to common stockholders	$107,249	$161,092	$500,889	$575,163
Amortization of debt discounts and issuance costs	11,365	10,361	43,025	36,691
Stock-based compensation	2,672	5,812	17,628	20,745
Provision for income taxes	26,728	41,482	130,414	148,564
Adjusted net income before income taxes	$148,014	$218,747	$691,956	$781,163

Total revenues	$489,102	$548,556	$2,015,439	$2,016,904
Adjusted pre-tax profit margin	30.3%	39.9%	34.3%	38.7%

The following table shows the reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes (in thousands, except share and per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted diluted earnings per share before income taxes:
Net income available to common stockholders	$107,249	$161,092	$500,889	$575,163
Amortization of debt discounts and issuance costs	11,365	10,361	43,025	36,691
Stock-based compensation	2,672	5,812	17,628	20,745
Provision for income taxes	26,728	41,482	130,414	148,564
Adjusted net income before income taxes	$148,014	$218,747	$691,956	$781,163

Weighted-average diluted shares of common stock outstanding	114,105,700	113,728,058	114,014,021	113,086,323
Adjusted diluted earnings per share before income taxes	$1.30	$1.92	$6.07	$6.91

The following table shows the reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity (in thousands, except percentages):

	Twelve Months December 31,
	2020	2019
	(unaudited)
Reconciliation of net income available to common stockholders to adjusted pre-tax return on common equity:
Net income available to common stockholders	$500,889	$575,163
Amortization of debt discounts and issuance costs	43,025	36,691
Stock-based compensation	17,628	20,745
Provision for income taxes	130,414	148,564
Adjusted net income before income taxes	$691,956	$781,163

Common shareholders' equity as of the beginning of the period	$5,373,544	$4,806,900
Common shareholders' equity as of the end of the period	$5,822,341	$5,373,544
Average common shareholders' equity	$5,597,943	$5,090,222

Adjusted pre-tax return on common equity	12.4%	15.4%

Air Lease Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31, 2020	Year Ended December 31, 2019
	(in thousands)
Operating Activities
Net income	$516,264	$587,121
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of flight equipment	780,691	702,810
Stock-based compensation	17,628	20,745
Deferred taxes	166,467	92,049
Amortization of prepaid lease costs	43,224	32,849
Amortization of discounts and debt issuance costs	43,025	36,691
Gain on aircraft sales, trading and other activity	(25,843)	(81,994)
Changes in operating assets and liabilities:
Other assets	(424,158)	(161,302)
Accrued interest and other payables	(22,810)	139,337
Rentals received in advance	(4,302)	24,166
Net cash provided by operating activities	1,090,186	1,392,472
Investing Activities
Acquisition of flight equipment under operating lease	(1,631,551)	(3,663,605)
Payments for deposits on flight equipment purchases	(885,679)	(884,459)
Proceeds from aircraft sales, trading and other activity	151,132	995,345
Acquisition of aircraft furnishings, equipment and other assets	(160,993)	(291,258)
Net cash used in investing activities	(2,527,091)	(3,843,977)
Financing Activities
Issuance of common stock upon exercise of options and warrants	6,569	44,885
Issuance of preferred stock	—	242,130
Cash dividends paid on Class A common stock	(68,183)	(58,026)
Preferred dividends paid	(15,375)	(11,958)
Tax withholdings on stock-based compensation	(8,618)	(4,272)
Net change in unsecured revolving facilities	(20,000)	(582,000)
Proceeds from debt financings	4,659,762	3,567,728
Payments in reduction of debt financings	(1,728,029)	(978,369)
Debt issuance costs	(8,102)	(11,280)
Security deposits and maintenance reserve receipts	114,596	310,220
Security deposits and maintenance reserve disbursements	(76,009)	(52,490)
Net cash provided by financing activities	2,856,611	2,466,568
Net increase in cash	1,419,706	15,063
Cash, cash equivalents and restricted cash at beginning of period	338,061	322,998
Cash, cash equivalents and restricted cash at end of period	$1,757,767	$338,061
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest, including capitalized interest of $53,163 and $59,358 at December 31, 2020 and 2019, respectively	$449,662	$442,132
Cash paid for income taxes	$29,733	$16,657
Supplemental Disclosure of Noncash Activities
Buyer furnished equipment, capitalized interest, deposits on flight equipment purchases and seller financing applied to acquisition of flight equipment and other assets applied to payments for deposits on flight equipment purchases	$782,896	$1,399,136
Cash dividends declared, not yet paid	18,216	17,003